[CBRL GROUP, INC. LOGO ]	POST OFFICE BOX 787
LEBANON, TENNESSEE
37088-0787

C B R L G R O U P, I N C.

Investor Contact:	Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:	Julie K. Davis
Director, Corporate Communications
(615) 443-9266

CBRL GROUP, INC. ANNOUNCES INCREASE IN DILUTED INCOME PER SHARE FROM CONTINUING OPERATIONS FOR FISCAL 2007 THIRD QUARTER AND YEAR TO DATE

Provides Fourth Quarter Fiscal 2007 Outlook

LEBANON, Tenn. -- May 22, 2007 -- CBRL Group, Inc. (“CBRL” or the “Company”) (Nasdaq: CBRL) today announced results for the third quarter ended April 27, 2007, reporting diluted income per share from continuing operations of $0.44, compared with $0.37 from continuing operations in the third quarter of fiscal 2006, an increase of 18.9%. After-tax income from continuing operations was $12.1 million, compared with $18.3 million in the third quarter of fiscal 2006, with the reduction primarily reflecting the higher interest expense associated with the Company’s recapitalization initiative that it began in 2006, which was more than offset on a per share basis by the associated reduction in shares outstanding.

Highlights of the fiscal 2007 third-quarter include:
•
Comparable store restaurant sales for the third quarter were flat with the third quarter fiscal 2006 for Cracker Barrel Old Country Store® (“Cracker Barrel”), while comparable store retail sales were down 0.9%.

•	Total revenue from continuing operations for the third quarter of $549.1 million was up 2.8% from the prior-year period.
•	Operating income margin from continuing operations in the third quarter was 5.5% of total revenue compared with 5.7% in the year-ago quarter.
  •  After-tax income and diluted income per share, both from continuing operations, for the third quarter were $12.1 million and $0.44, respectively, compared with $18.3 million and $0.37, respectively, in the prior-year comparable period. The third quarter of fiscal 2007 benefited from the Company’s recapitalization initiatives which it began in 2006. One of the results was a reduction in the number of shares outstanding which led to higher earnings per share, despite lower net income due to higher associated interest costs.

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CBRL Announces Fiscal 2007 Third Quarter And Year-To-Date Results

May 22, 2007

•
Under a previously announced 10b5-1 plan to repurchase $100 million of shares, $91.1 million, or approximately 1.9 million shares, were repurchased in the third quarter. The remaining $8.9 million in purchases were completed in the first week of the fourth quarter.

On December 6, 2006, the Company announced that it had closed the sale of its subsidiary, Logan’s Roadhouse® Inc. (“Logan’s”). Logan’s results and the related gain and expenses are classified as discontinued operations.

Third-Quarter Fiscal 2007 Results
Revenue from continuing operations
Total revenue from continuing operations for the third quarter of $549.1 million increased 2.8% from the third quarter of fiscal 2006. Comparable store restaurant sales for the period were flat including a 1.4% higher average check, while guest traffic declined 1.4%. Cracker Barrel’s average menu price increase for the quarter was approximately 1.5% compared with last year. Comparable store retail sales declined 0.9% for the quarter. During the quarter, the Company opened five new Cracker Barrel Old Country Store units, bringing the total year-to-date openings to 14.

Income from continuing operations
Operating income from continuing operations of $30.1 million was 5.5% of total revenue during the third quarter of fiscal 2007 compared with $30.3 million, or 5.7% of total revenue, in the third quarter of fiscal 2006. Operating income from continuing operations for the third quarter of fiscal 2007 compared with the third quarter of fiscal 2006 benefited from non-recurrence of certain unusual expenses in the prior year period as well as certain unusual credits in the current year. In the prior year, the Company incurred in continuing operations approximately $3.2 million of impairment and store closing expenses related to closure of seven Cracker Barrel units. In the current year, the Company realized gains on disposition of properties of approximately $1.2 million, and refunds of prior years’ workers’ compensation and sales taxes totaling approximately $1.6 million. Unfavorable expense items affecting third quarter fiscal 2007 results included higher labor costs including wage inflation related to certain state minimum wage increases, higher group health and general insurance, advertising and maintenance costs, and higher bonus accruals. Offsetting these unfavorable items were higher menu pricing and lower retail cost of goods sold.

After-tax income from continuing operations of $12.1 million, or $0.44 per diluted share, for the third quarter of fiscal 2007, was lower than the $18.3 million, or $0.37 per diluted share, for the comparable period of fiscal 2006 due to the higher interest expense related to the Company’s recapitalization initiatives partially offset by interest income from substantial cash balances. Diluted income per share from continuing operations reflected fewer shares outstanding compared with the comparable prior-year period as a result of the Company’s two successful “Dutch Auction” tender offers and open market share repurchases in which it repurchased a combined total of 24.1 million shares of the Company’s common stock (approximately 51% of the amount previously outstanding) from the fourth quarter of fiscal 2006 through the third quarter of fiscal 2007.

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CBRL Announces Fiscal 2007 Third Quarter And Year-To-Date Results

May 22, 2007

Commenting on the third-quarter results, CBRL Group, Inc. Chairman, President and Chief Executive Officer Michael A. Woodhouse said, “The restaurant and retail industries continue to face pressures from soft consumer demand and high labor costs among other things, resulting in the quarter we reported today not being in line with our objectives. We expect better performance of ourselves, even in the face of unusually severe external pressures. In that regard, we are pleased that our comparable store restaurant traffic, while soft, continues to outperform the full-service industry according to Knapp-Track™. And our comparable store retail sales, which softened as did those of most retailers in April, which was one of the retail industry’s weakest months in decades, would have been positive in the month and quarter except for lower sales in Porch Sale clearance events. Lower Porch Sales, however, reflect better merchandise selection on our part, which results in less clearance inventory at higher markdowns. Our underlying retail sales strength benefited from more extensive seasonal and holiday merchandise in the stores, and we’re achieving stronger retail sales thus far in May. We completed the roll-out of our new billboards in all of our markets early in April and have received positive comments from our customers. As we enter the summer travel season, we will focus on building traffic through our speed-of-service initiatives inside the restaurants and by leveraging the strength of the Cracker Barrel brand to appeal to new customers across multiple generations.”

Year-to-Date Fiscal 2007 Results
Total revenue from continuing operations year-to-date for fiscal 2007 of $1.7 billion increased 3.8% from the year-to-date period in fiscal 2006. Comparable store restaurant sales year-to-date increased 0.6%, including a 1.2% higher check, while guest traffic declined by 0.6%. Comparable store retail sales increased 3.4% year-to-date. In the first nine months of fiscal 2007, the Company opened 14 new Cracker Barrel Old Country Store units.

The Company reported year-to-date income from continuing operations of $47.8 million, or $1.50 per diluted share, compared with income from continuing operations of $67.1 million, or $1.34 per diluted share, for the same period in fiscal 2006.

Year-to-date net cash flow provided by operating activities was $100.0 million, compared with $77.9 million in the comparable period in fiscal 2006, and exceeded cash used for purchase of property and equipment (capital expenditures), net of insurance recoveries, of $66.6 million.

Update on Strategic Initiatives
The Company’s ongoing strategic initiatives that it began in 2006 continued throughout the third quarter, during which time, the Company commenced an offer to exchange its outstanding Liquid Yield Option Notes due 2032 (“Old Notes”) for a new issue of Zero Coupon Senior Convertible Notes due 2032 (“New Notes”). The purpose of the exchange offer was to issue, in exchange for Old Notes, New Notes with a “net share settlement” feature. The net share settlement feature of the New Notes allows the Company, upon conversion of a New Note, to satisfy a portion of its obligation due upon conversion of the New Notes in cash rather than with the issuance of shares of its common stock. This will reduce the share dilution associated with the conversion of the New

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CBRL Announces Fiscal 2007 Third Quarter And Year-To-Date Results

May 22, 2007

Notes. As a result of the exchange offer, which expired on April 30, 2007, there now are outstanding $46,099,000 aggregate principal amount at maturity of Old Notes and $375,931,000 aggregate principal amount at maturity of New Notes.

The Company has previously announced that it will redeem all of the Old Notes and the New Notes on
June 4, 2007 (the “Redemption Date”). The redemption price of both the Old Notes and the New Notes is $477.41 per $1,000 in principal amount at maturity, which is the accreted principal amount of both the Old Notes and New Notes on the Redemption Date. The aggregate redemption price of the Old Notes and the New Notes, collectively, will be approximately $201 million, assuming that no holders of either Old Notes or New Notes convert their notes into common stock. At any time up to two business days prior to the Redemption Date, holders of Old Notes and New Notes can convert either Old Notes or New Notes, as the case may be. The Old Notes are convertible into 10.8584 shares of the Company’s common stock per $1,000 in principal amount at maturity. The New Notes may also be converted, and their value will be measured at the same rate, i.e., 10.8584 shares per $1,000 in principal amount at maturity. Common stock will be issued upon conversion of the New Notes only to the extent that the conversion value exceeds the accreted principal amount of the New Notes. The conversion value generally will exceed the accreted principal amount of the notes if the Company’s common stock trades at a price in excess of $43.97 per share.

The Company has also previously announced its intention to repurchase, through open market purchases, that number of shares of common stock that are issued in connection with the conversion of either the Old Notes or New Notes. The Company will pay the redemption price of the Old Notes and New Notes as well as the purchase price for any shares of common stock through a draw on its existing delayed-draw term loan facility and cash on hand. In connection with those expected purchases, the Company announced today that it expects to adopt a written trading plan under Rule 10b5-1 of the Securities and Exchange Commission to facilitate repurchases of that number of shares that are issued in connection with the conversion of either the Old Notes or New Notes. In the first week of the fourth quarter of fiscal 2007, the Company completed the remaining balance of the repurchase of $100 million of shares, or 2.12 million shares, pursuant to a Rule 10b5-1 trading plan announced on March 8, 2007. The $100 million repurchase authorization was in addition to management’s authority to purchase 821,081 shares that remains from a 2005 repurchase authorization and in addition to the repurchase of that number of shares that might be issued in connection with a conversion of either the Old Notes or New Notes.

Fourth-Quarter Fiscal 2007 Outlook
The Company urges caution in considering its current trends and the outlook disclosed in this press release. The restaurant industry is highly competitive, and trends and guidance are subject to numerous factors, risks and influences, some of which are discussed in the cautionary language at the end of this press release and others that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended July 28, 2006 and subsequent Quarterly Reports on Form 10-Q which can be found on the Securities and

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CBRL Announces Fiscal 2007 Third Quarter And Year-To-Date Results

May 22, 2007

Exchange Commission’s website, sec.gov, and the Company’s website, cbrlgroup.com. The Company disclaims any obligations to update disclosed information on trends or targets other than in its periodic filings with the Securities and Exchange Commission.

The Company commented on its outlook for the remainder of fiscal 2007 noting that although it has adopted the practice of providing guidance on full fiscal year targets rather than quarterly expectations or objectives, the present guidance relates to the fourth quarter specifically since it is the only remaining quarter of the fiscal year. The Company also noted that its outlook reflects many assumptions of which the accuracy is not yet known. Based on current trends and operating results, the Company presently expects fiscal 2007 fourth quarter total revenue to increase 12.0 to 12.5% over revenues from continuing operations in the fiscal 2006 fourth quarter, including an additional week because fiscal 2007 is a 53-week year, positive comparable store sales and the opening of five new Cracker Barrel units during the quarter. The benefit of a 53rd week in fiscal 2007 is estimated at $45-50 million in revenues. Fourth quarter comparable store restaurant sales are projected to be flat to up 1%, including approximately 2% of menu pricing, and comparable store retail sales are expected to be up 4 to 5% compared to prior year fourth quarter (both on a comparable week basis). The Company also presently expects fiscal 2007 fourth quarter operating income margins from continuing operations to be approximately 8.5 to 9.0%. Commodity cost inflation in the last quarter of the year, with an estimated 84% of product needs contracted, is expected to be 2 to 2.5%. Interest expense will be affected by higher rates on debt used to replace the convertible notes at the call date of June 4, and shares outstanding will be reduced by the redemption of those notes as well as share repurchases, if any, that the Company might undertake during the fourth quarter, the timing or amounts of which are presently unknown. The Company presently expects full year fiscal 2007 capital expenditures of approximately $90 million.

Commenting on the outlook, Mr. Woodhouse said, “As I have said before, fiscal 2007 is a year of transition for CBRL. Having substantially completed the strategic initiatives to achieve the appropriate capital structure, we now operate a single brand that continues to receive top ratings for food, facilities and customer service. Our theme of ‘Simplify and Focus’ is intended to drive increases in both traffic and retail sales. Finally, we expect the cash flow from Cracker Barrel to remain strong, being more than sufficient to service the higher debt levels and to finance Cracker Barrel’s restaurant initiatives and unit expansion. At the same time, we will continue to distribute a portion of our excess cash to our shareholders through dividends and share repurchases.”

Fiscal 2007 Third-Quarter Conference Call
As previously announced, the live broadcast of CBRL Group’s quarterly conference call will be available to the public on-line at earnings.com or cbrlgroup.com today beginning at 11:00 a.m. (ET). The on-line replay will be available at 2:00 p.m. (ET) and continue through June 5, 2007.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 559 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states.

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CBRL Announces Fiscal 2007 Third Quarter And Year-To-Date Results

May 22, 2007

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” "assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,” “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: the effects of uncertain consumer confidence, higher costs for energy, consumer debt payments, or general or regional economic weakness, or weather on sales and customer travel, discretionary income or personal expenditure activity of our customers; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; the ability of the Company to sustain or the effects of plans intended to improve operational execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect the Company’s brands and products; commodity price increases including weather effects on supply and the effects of demand for corn for ethanol production on the costs of animal feed and resulting protein prices; the ability of and cost to the Company to recruit, train, and retain qualified hourly and management employees in an escalating wage environment; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; workers compensation, group health and utility price changes; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of the Company’s products or restaurant food in general, including concerns about E. coli bacteria, hepatitis A, “mad cow” disease, “foot-and-mouth” disease, and bird flu, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of incurring substantial indebtedness and associated restrictions on the Company’s financial and operating flexibility and ability to execute or pursue its operating plans and objectives; changes in interest rates or capital market conditions affecting the Company’s financing costs or ability to obtain financing or execute initiatives; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; the ability of the Company to retain key personnel; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to the Company’s restaurant or retail supply chain; changes in foreign

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CBRL Announces Fiscal 2007 Third Quarter And Year-To-Date Results

May 22, 2007

exchange rates affecting the Company’s future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); effectiveness of internal controls over financial reporting and disclosure; and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

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CBRL Announces Fiscal 2007 Third Quarter And Year-To-Date Results

May 22, 2007

           CBRL GROUP, INC.
CONDENSED CONSOLIDATED INCOME STATEMENT
(Unaudited)
(In thousands, except share amounts)
	Third Quarter Ended			Nine Months Ended
	4/27/07	4/28/06	Change	4/27/07	4/28/06	Change

Total revenue	$549,050	$533,990	3%	$1,719,447	$1,656,216	4%
Cost of goods sold	167,928	165,769	1	551,136	532,607	3
Gross profit	381,122	368,221	4	1,168,311	1,123,609	4
Labor & other related expenses	219,012	209,415	5	650,780	622,055	5
Other store operating expenses	100,511	94,282	7	304,165	289,408	5
Impairment charges	--	3,156	(100)	--	6,861	(100)
Store operating income	61,599	61,368	--	213,366	205,285	4
General and administrative expenses	31,536	31,097	1	102,818	96,080	7
Operating income	30,063	30,271	(1)	110,548	109,205	1
Interest expense	13,801	2,678	415	43,587	7,484	482
Interest income	2,199	--	--	6,654	93	7055
Pretax income	18,461	27,593	(33)	73,615	101,814	(28)
Provision for income taxes	6,350	9,261	(31)	25,841	34,719	(26)
Income from continuing operations	12,111	18,332	(34)	47,774	67,095	(29)
Income from discontinued operations	214	5,640	(96)	86,490	13,396	546
Net income	$12,325	$23,972	(49)	$134,264	$80,491	67

Earnings per share - Basic:
Income from continuing operations	$0.48	$0.39	23	$1.65	$1.43	15
Income from discontinued
operations	$0.01	$0.12	(92)	$2.98	$0.29	928
Net income per share	$0.49	$0.51	(4)	$4.63	$1.72	169

Earnings per share - Diluted:
Income from continuing
operations	$0.44	$0.37	19	$1.50	$1.34	12
Income from discontinued
operations	$0.01	$0.10	(90)	$2.54	$0.26	877
Net income per share	$0.45	$0.47	(4)	$4.04	$1.60	153

Weighted average shares:
Basic	24,984,268	47,295,058	(47)	28,996,618	46,916,467	(38)
Diluted	30,183,152	52,523,351	(43)	34,070,700	52,067,800	(35)

Ratio Analysis
Total revenue:
Restaurant	81.0%	80.9%		77.6%	78.1%
Retail	19.0	19.1		22.4	21.9
Total revenue	100.0	100.0		100.0	100.0
Cost of goods sold	30.6	31.0		32.1	32.2
Gross profit	69.4	69.0		67.9	67.8
Labor & other related expenses	39.9	39.2		37.8	37.5
Other store operating expenses	18.3	17.7		17.7	17.5
Impairment charges	0.0	0.6		--	0.4
Store operating income	11.2	11.5		12.4	12.4
General and administrative expenses	5.7	5.8		6.0	5.8
Operating income	5.5	5.7		6.4	6.6
Interest expense	2.5	0.5		2.5	0.5
Interest income	0.4	--		0.4	--
Pretax income	3.4	5.2		4.3	6.1
Provision for income taxes	1.2	1.8		1.5	2.0
Income from continuing operations	2.2	3.4		2.8	4.1
Income from discontinued operations	0.0	1.1		5.0	0.8
Net income	2.2%	4.5%		7.8%	4.9%

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CBRL Announces Fiscal 2007 Third Quarter And Year-To-Date Results

May 22, 2007

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited and in thousands, except shares)
	4/27/07	7/28/06
Assets
Cash and cash equivalents	$149,875	$87,830
Assets held for sale	4,596	3,127
Other current assets	160,840	161,651
Current assets of discontinued operations	--	401,222
Property and equipment, net	1,006,160	982,504
Long-lived assets	46,006	44,963
Total assets	$1,367,477	$1,681,297

Liabilities and Shareholders’ Equity
Current liabilities	$256,329	$258,888
Current liabilities of discontinued operations	--	71,645
Long-term debt	836,113	911,464
Other long-term obligations	151,287	137,018
Shareholders’ equity	123,748	302,282
Total liabilities and shareholders’ equity	$1,367,477	$1,681,297

Common shares outstanding	24,643,346	30,926,906

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CBRL Announces Fiscal 2007 Third Quarter And Year-To-Date Results

May 22, 2007

CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(Unaudited and in thousands)

	Nine Months Ended
	4/27/07	4/28/26
Cash flows from continuing operations:
Cash flows from operating activities:
Net income	$134,264	$80,491
Income from discontinued operations, net of tax	(86,490)	(13,396)
Depreciation and amortization	42,407	42,449
Loss on disposition of property and equipment	587	1,025
Impairment	--	5,395
Accretion on zero-coupon notes	4,410	4,280
Share-based compensation, net of excess tax benefit	5,351	4,616
Net changes in other assets and liabilities	(517)	(47,015)
Net cash provided by operating activities	100,012	77,845
Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(66,604)	(64,290)
Proceeds from sale of Logan’s	265,986	--
Proceeds from sale of property and equipment	5,330	163
Net cash provided by (used in) investing activities	204,712	(64,127)
Cash flows from financing activities:
Net payments for credit facilities
and other long-term obligations	(80,692)	(21,677)
Proceeds from exercise of stock options	33,013	26,978
Excess tax benefit from share-based compensation	4,754	5,737
Purchases and retirement of common stock	(341,581)	--
Other	--	(698)
Dividends on common stock	(12,118)	(17,829)
Net cash used in financing activities	(396,624)	(7,489)
Cash flows from operating activities:
Net cash provided by (used in) discontinued operations	153,945	(4,562)

Net increase in cash and cash equivalents	62,045	1,667
Cash and cash equivalents, beginning of period	87,830	15,577
Cash and cash equivalents, end of period	$149,875	$17,244

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CBRL Announces Fiscal 2007 Third Quarter And Year-To-Date Results

May 22, 2007

CBRL GROUP, INC.
Supplemental Information
(Unaudited)
	Third Quarter Ended		Nine Months Ended
	4/27/07	4/28/06	4/27/07	4/28/06
Units in operation:
Open at beginning of period	552	540	543	529
Opened during period	5	6	14	17
Closed during period	--	(7)	--	(7)
Open at end of period	557	539	557	539

Total revenue: (In thousands)
Restaurant	$444,923	$432,052	$1,335,032	$1,293,128
Retail	104,127	101,938	384,415	363,088
Total revenue	$549,050	$533,990	$1,719,447	$1,656,216

Operating weeks:	7,216	6,996	21,452	20,940

Average unit volume: (In thousands)
Restaurant	$801.5	$802.9	$2,427.1	$2,408.4
Retail	187.6	189.4	698.9	676.2
Total	$989.1	$992.3	$3,126.0	$3,126.0

	Q3 2007 vs. Q3 2006		9 mo. 2007 vs. 9 mo. 2006

Comparable store sales period to period increase
(decrease):
Restaurant	--%		.6%
Retail	(.9)%		3.4%

Number of locations in comparable store base	522		507

CBRL-F

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